Exhibit 99.1

Boise Cascade Corporation

Corporate Communications Department

1111 West Jefferson Street PO Box 50 Boise, ID 83728

News Release

Media Contact	Investor Contact
Ralph Poore	Vincent Hannity
Office 208 384 7294 Home 208 331 2023	Office 208 384 6390 Cell 208 890 6385

For Immediate Release: July 17, 2003

BOISE ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

BOISE, Idaho — Boise Cascade Corporation (NYSE:BCC) today reported a second quarter 2003 net loss of $3.9 million, or 12 cents per diluted share, compared with net income of $3.2 million, or 0 cents per diluted share, in second quarter 2002.  In first quarter 2003, Boise reported a net loss of $27.5 million, or 53 cents per diluted share.

FINANCIAL HIGHLIGHTS

($ in millions, except per-share amounts)

	2Q 2003	2Q 2002	1Q 2003

Sales	$1,929	$1,888	$1,853
Net income (loss)	$(3.9)	$3.2	$(27.5)
Net income (loss) per diluted share	$(0.12)	$0.00	$(0.53)
BEFORE NONROUTINE ITEMS
Net income (loss)	$(3.9)	$(0.8)	$(12.6)
Net income (loss) per diluted share	$(0.12)	$(0.07)	$(0.27)

Sales in second quarter 2003 increased 2% to $1.93 billion, compared with $1.89 billion in the second quarter a year ago.  Sales in first quarter 2003 were $1.85 billion.

This release at times refers to our financial results before nonroutine items.  A more detailed explanation of these items and a reconciliation to our reported financial performance are included in the notes to the consolidated financial statements.

Boise Office Solutions

($ in millions)

	2Q 2003	2Q 2002	1Q 2003

Sales	$905	$856	$938
Operating income	$23.9	$23.4	$20.7
Operating income before nonroutine item	$23.9	$23.4	$29.9

Boise Office Solutions operating income in the second quarter was $23.9 million, up from $23.4 million in second quarter 2002 but down from $29.9 million, before a nonroutine item, in first quarter 2003.  Segment sales, income, and operating margin declined sequentially in the second quarter, as they typically do every year.  The operating margin was 2.6% in second quarter 2003, compared with 2.7% in second quarter 2002.  In first quarter 2003, the operating margin was 2.2% as reported, or 3.2% before the nonroutine item.

Second quarter 2003 sales, as well as sales for locations operating in both periods, increased 6% year over year to $905 million.  Sales of office supplies and paper rose 1%, technology products sales increased 14%, and furniture sales were up 11%.  Boise’s office papers sold through Boise Office Solutions increased 6% to 144,000 tons, compared with a year ago.

Boise Building Solutions

($ in millions)

	2Q 2003	2Q 2002	1Q 2003

Sales	$693	$670	$575
Operating income (loss)	$9.8	$14.0	$(8.5)

Boise Building Solutions reported operating income of $9.8 million in second quarter 2003, compared with $14.0 million in the same quarter a year ago and an operating loss of $8.5 million in first quarter 2003.  After a long, wet, and cold spring, especially in the eastern United States, the building season finally got under way in the second quarter, led by strengthening oriented strand board (OSB) markets.  Plywood markets began to improve in late May and June.  However, the building season improved too late in the second quarter to yield consistently positive price comparisons for most of Boise’s products.

Relative to second quarter 2002, average plywood and lumber prices declined 4% and 14%, respectively, while average OSB prices increased 21%.  Unit sales volumes of structural panels rose 5%

year over year, while lumber volume declined 14%.  Building materials distribution sales increased 9%, compared with second quarter 2002.  Sales of engineered wood products grew 12%.

Relative to first quarter 2003, average OSB and plywood prices increased 17% and 4%, while average lumber prices fell 3%.  Unit sales volumes were 3% higher in structural panels but were down slightly in lumber.

Boise Paper Solutions

($ in millions)

	2Q 2003	2Q 2002	1Q 2003

Sales	$459	$482	$468
Operating income (loss)	$1.0	$8.8	$(0.7)
Operating income (loss) before nonroutine items	$1.0	$8.8	$(0.5)

Operating income in Boise Paper Solutions was $1.0 million in second quarter 2003, compared with $8.8 million in second quarter 2002 and a slight loss in first quarter 2003.  Results were lower than those of a year ago because a 5% increase in average paper prices was more than offset by a 12% decline in sales volume and higher manufacturing costs.

Volume declined because of market-related curtailment of 67,000 tons during the second quarter.  Volume was further reduced by 35,000 tons due to major maintenance projects at our pulp and paper mills in Wallula, Washington, and DeRidder, Louisiana.  The reduced volume led to higher unit costs relative to a year ago.  In addition, combined energy and chemical unit costs were more than 10% higher than a year ago.  Fiber costs also rose, in part because of continued wet weather in the South during the second quarter.

Relative to first quarter 2003, costs and average prices were about the same, and volume declined modestly.

OUTLOOK

“We are very pleased with our agreement to acquire OfficeMax, which we announced on July 14.  However, because the acquisition will not be completed before fourth quarter 2003, we do not expect this transaction to have any effect on our third-quarter operating financial performance,” said George J. Harad, chairman and chief executive officer.

“We expect all three of Boise’s businesses to show improved results in the third quarter,” Harad said.  “Sales and income in our office products business typically strengthen from second-quarter levels and should again this year.  We also expect same-location sales growth comparisons to continue their positive trend of recent quarters.  In wood products markets, the building season should remain strong for at least the next few months.  Finally, in our paper business market conditions remain sluggish.  However, some pickup in volume and easing of unit costs should lead to modestly stronger results in this business in the third quarter.”

Boise delivers office, building, and paper solutions that help our customers manage productive offices and construct well-built homes — two of the most important activities in our society.  Boise’s 24,000 employees help people work more efficiently, build more effectively, and create new ways to meet business challenges. Boise also provides constructive solutions for environmental conservation by managing natural resources for the benefit of future generations.  Boise posted sales of $7.4 billion in 2002.  Visit the Boise website at http://www.bc.com.

WEBCAST AND CONFERENCE CALL

Boise will host an audiovisual webcast and conference call on Thursday, July 17, 2003, at noon Eastern Daylight Time, at which we will review the company’s recent performance and discuss the outlook for our businesses.  You can join the webcast through the Boise website. Go to http://www.bc.com, and click on Investor Relations to find the link to the webcast.  Please go to the website at least 15 minutes before the start of the webcast to register and to download and install any necessary audio software.  To join the conference call, dial (800) 374-0165 (International callers should dial (706) 634-0995) at least 10 minutes before the start of the call.  The archived webcast will be available on the Presentations page of the Investor Relations section of Boise’s website.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements.  Statements that are not historical or current facts, including statements about our expectations, are forward-looking statements.  These statements include the words “expect,” “should,” “probably,” or similar expressions.  These forward-looking statements cover our anticipated financial results and future business prospects. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected.  Those risks and uncertainties include, in addition to those contained in our filings with the SEC:  i) general economic or industry conditions could be less favorable than expected, resulting in a decrease in the demand for our products or an increase in our costs; ii) competitive pressures, including changes in foreign and domestic production capacity, could change and affect our profitability particularly in our commodity paper and wood products businesses; iii) extreme weather or other natural disasters, such as fire, could impact our financial results, particularly our cost structure; and iv) our announced acquisition of OfficeMax and exploration of strategic alternatives for our other businesses could impact customer demand, increase our cost of procuring financing, or create other impacts on our financial results.  Forward-looking statements speak only as of the date of this release.  We undertake no obligation to update them in light of new information.

BOISE CASCADE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(thousands, except per-share amounts)

	Three Months Ended
	June 30		March 31,
	2003	2002	2003

Sales	$1,928,984	$1,888,027	$1,853,243

Costs and expenses
Materials, labor, and other operating expenses	1,578,445	1,540,027	1,515,189
Depreciation, amortization, and cost of company timber harvested	73,730	78,690	75,582
Selling and distribution expenses	217,472	195,085	214,162
General and administrative expenses	35,297	40,866	35,373
Other (income) expense, net	1,836	25,669	11,152
	1,906,780	1,880,337	1,851,458

Equity in net income (loss) of affiliates	474	(482)	(59)

Income from operations	22,678	7,208	1,726

Interest expense	(27,753)	(30,010)	(28,880)
Interest income	318	800	114
Foreign exchange gain	1,860	371	956
	(25,575)	(28,839)	(27,810)
Loss before income taxes, minority interest, and cumulative effect of accounting changes	(2,897)	(21,631)	(26,084)
Income tax benefit	985	26,891	9,364

Income (loss) before minority interest and cumulative effect of accounting changes	(1,912)	5,260	(16,720)
Minority interest, net of income tax	(2,022)	(2,017)	(2,023)

Income (loss) before cumulative effect of accounting changes	(3,934)	3,243	(18,743)
Cumulative effect of accounting changes, net of income tax	—	—	(8,803)

Net income (loss)	(3,934)	3,243	(27,546)
Preferred dividends	(3,287)	(3,288)	(3,266)

Net loss applicable to common shareholders	$(7,221)	$(45)	$(30,812)

Net income (loss) per common share
Basic and diluted before cumulative effect of accounting changes	$(0.12)	$0.00	$(0.38)
Cumulative effect of accounting changes	—	—	(0.15)
Basic and diluted	$(0.12)	$0.00	$(0.53)

SEGMENT INFORMATION

	Three Months Ended
	June 30		March 31,
	2003	2002	2003
	(thousands)
Segment sales
Boise Office Solutions	$904,929	$855,537	$938,279
Boise Building Solutions	692,843	669,877	574,644
Boise Paper Solutions	459,376	481,571	468,213
Intersegment eliminations and other	(128,164)	(118,958)	(127,893)
	$1,928,984	$1,888,027	$1,853,243

Segment income (loss)
Boise Office Solutions	$23,883	$23,397	$20,672
Boise Building Solutions	9,820	14,045	(8,453)
Boise Paper Solutions	1,023	8,808	(685)
Corporate and Other	(9,870)	(37,871)	(8,738)
	24,856	8,379	2,796

Interest expense	(27,753)	(30,010)	(28,880)

Loss before income taxes, minority interest, and cumulative effect of accounting changes	$(2,897)	$(21,631)	$(26,084)

Before nonroutine items

Segment income (loss)
Boise Office Solutions	$23,883	$23,397	$29,895
Boise Building Solutions	9,820	14,045	(8,453)
Boise Paper Solutions	1,023	8,808	(484)
Corporate and Other	(9,870)	(14,225)	(8,048)
	24,856	32,025	12,910

Interest expense	(27,753)	(30,010)	(28,880)

Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	$(2,897)	$2,015	$(15,970)

BOISE CASCADE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS

(Unaudited)

(thousands, except per-share amounts)

	Six Months Ended June 30
	2003	2002

Sales	$3,782,227	$3,676,250

Costs and expenses
Materials, labor, and other operating expenses	3,093,634	3,001,011
Depreciation, amortization, and cost of company timber harvested	149,312	151,424
Selling and distribution expenses	431,634	386,772
General and administrative expenses	70,670	75,869
Other (income) expense, net	12,988	29,289
	3,758,238	3,644,365

Equity in net income (loss) of affiliates	415	(2,055)

Income from operations	24,404	29,830

Interest expense	(56,633)	(60,058)
Interest income	432	1,055
Foreign exchange gain	2,816	143
	(53,385)	(58,860)
Loss before income taxes, minority interest, and cumulative effect of accounting changes	(28,981)	(29,030)
Income tax benefit	10,349	29,666

Income (loss) before minority interest and cumulative effect of accounting changes	(18,632)	636
Minority interest, net of income tax	(4,045)	(4,013)

Loss before cumulative effect of accounting changes	(22,677)	(3,377)
Cumulative effect of accounting changes, net of income tax	(8,803)	—

Net loss	(31,480)	(3,377)
Preferred dividends	(6,553)	(6,550)

Net loss applicable to common shareholders	$(38,033)	$(9,927)

Net loss per common share
Basic and diluted before cumulative effect of accounting changes	$(0.50)	$(0.17)
Cumulative effect of accounting changes	(0.15)	—
Basic and diluted	$(0.65)	$(0.17)

SEGMENT INFORMATION (1)

	Six Months Ended June 30
	2003	2002
	(thousands)
Segment sales
Boise Office Solutions	$1,843,208	$1,739,991
Boise Building Solutions	1,267,487	1,230,043
Boise Paper Solutions	927,589	937,546
Intersegment eliminations and other	(256,057)	(231,330)
	$3,782,227	$3,676,250

Segment income (loss)
Boise Office Solutions	$44,555	$60,820
Boise Building Solutions	1,367	22,826
Boise Paper Solutions	338	(1,995)
Corporate and Other	(18,608)	(50,623)
	27,652	31,028

Interest expense	(56,633)	(60,058)

Loss before income taxes, minority interest, and cumulative effect of accounting changes	$(28,981)	$(29,030)

Before nonroutine items

Segment income (loss)
Boise Office Solutions	$53,778	$60,820
Boise Building Solutions	1,367	22,826
Boise Paper Solutions	539	(1,995)
Corporate and Other	(17,918)	(26,977)
	37,766	54,674

Interest expense	(56,633)	(60,058)

Loss before income taxes, minority interest, and cumulative effect of accounting changes	$(18,867)	$(5,384)

(1)           Financial Information

The Consolidated Statements of Income (Loss) and Segment Information are unaudited statements, which do not include all Notes to Consolidated Financial Statements, and should be read in conjunction with the company’s 2002 Annual Report on Form 10-K.  In all periods presented, net income (loss) involved estimates and accruals.

(2)                                 Reconciliation of Net Income (Loss) and Diluted Income (Loss) Per Share Before Nonroutine Items and Cumulative Effect of Accounting Changes

We evaluate our results of operations both before and after nonroutine gains and losses.  We believe our presentation of financial measures before nonroutine items enhances our investors’ overall understanding of our recurring operational performance and our prospects for the future.  Specifically, we believe the results before nonroutine items provide useful information to both investors and management by excluding gains and losses that are not indicative of our core operating results.

There were no nonroutine items during the quarter ended June 30, 2003.  In the following tables, we reconcile our financial measures before nonroutine items to our reported financial results for the three months ended March 31, 2003, and June 30, 2002, and the six months ended June 30, 2003 and 2002 (see Notes 3, 4, and 5).

	Three Months Ended
	March 31, 2003			June 30, 2002
	As Reported	Non- routine Items	Before Non- routine Items	As Reported	Non- routine Items	Before Non- routine Items
	(millions, except per-share amounts)

Boise Office Solutions (a)	$20.7	$9.2	$29.9	$23.4	$—	$23.4
Boise Building Solutions	(8.5)	—	(8.5)	14.0	—	14.0
Boise Paper Solutions	(0.7)	0.2	(0.5)	8.8	—	8.8
Corporate and Other	(8.7)	0.7	(8.0)	(37.9)	23.6	(14.3)
	2.8	10.1	12.9	8.3	23.6	31.9
Interest expense	(28.9)	—	(28.9)	(30.0)	—	(30.0)
Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	(26.1)	10.1	(16.0)	(21.7)	23.6	1.9
Income tax (provision) benefit	9.4	(4.0)	5.4	26.9	(27.6)	(0.7)

Income (loss) before minority interest and cumulative effect of accounting changes	(16.7)	6.1	(10.6)	5.2	(4.0)	1.2
Minority interest, net of income tax	(2.0)	—	(2.0)	(2.0)	—	(2.0)
Income (loss) before cumulative effect of accounting changes	(18.7)	6.1	(12.6)	3.2	(4.0)	(0.8)
Cumulative effect of accounting changes, net of income tax	(8.8)	8.8	—	—	—	—
Net income (loss)	$(27.5)	$14.9	$(12.6)	$3.2	$(4.0)	$(0.8)

Net income (loss) per common share (b)
Diluted before cumulative effect of accounting changes	$(0.38)	$0.11	$(0.27)	$0.00	$(0.07)	$(0.07)
Cumulative effect of accounting changes	(0.15)	0.15	—	—	—	—
Diluted	$(0.53)	$0.26	$(0.27)	$0.00	$(0.07)	$(0.07)

(a)                                  For the three months ended March 31, 2003, Boise Office Solutions operating margin of 2.2%, as reported, was calculated based on $20.7 million of segment income, and the operating margin of 3.2%, before the nonroutine item, was calculated based on $29.9 million of segment income.

(b)                                 Calculated using 58.3 million and 58.2 million average diluted shares outstanding for the three months ended March 31, 2003, and June 30, 2002 (see Note 7).

	Six Months Ended
	June 30, 2003			June 30, 2002
	As Reported	Non- routine Items	Before Non- routine Items	As Reported	Non- routine Items	Before Non- routine Items
	(millions, except per-share amounts)

Boise Office Solutions	$44.6	$9.2	$53.8	$60.8	$—	$60.8
Boise Building Solutions	1.4	—	1.4	22.8	—	22.8
Boise Paper Solutions	0.3	0.2	0.5	(2.0)	—	(2.0)
Corporate and Other	(18.6)	0.7	(17.9)	(50.6)	23.6	(27.0)
	27.7	10.1	37.8	31.0	23.6	54.6
Interest expense	(56.6)	—	(56.6)	(60.1)	—	(60.1)
Loss before income taxes, minority interest, and cumulative effect of accounting changes	(28.9)	10.1	(18.8)	(29.1)	23.6	(5.5)
Income tax benefit	10.3	(4.0)	6.3	29.7	(27.6)	2.1

Income (loss) before minority interest and cumulative effect of accounting changes	(18.6)	6.1	(12.5)	0.6	(4.0)	(3.4)
Minority interest, net of income tax	(4.1)	—	(4.1)	(4.0)	—	(4.0)
Loss before cumulative effect of accounting changes	(22.7)	6.1	(16.6)	(3.4)	(4.0)	(7.4)
Cumulative effect of accounting changes, net of income tax	(8.8)	8.8	—	—	—	—
Net loss	$(31.5)	$14.9	$(16.6)	$(3.4)	$(4.0)	$(7.4)

Net loss per common share (a)
Diluted before cumulative effect of accounting changes	$(0.50)	$0.11	$(0.39)	$(0.17)	$(0.07)	$(0.24)
Cumulative effect of accounting changes	(0.15)	0.15	—	—	—	—
Diluted	$(0.65)	$0.26	$(0.39)	$(0.17)	$(0.07)	$(0.24)

(a)                                  Calculated using 58.3 million and 58.2 million average diluted shares outstanding for the six months ended June 30, 2003, and June 30, 2002 (see Note 7).

(3)           First Quarter 2003 Nonroutine Item

In March 2003, we announced measures to reduce 2003 operating costs by approximately $45 million, net of severance costs, and to hold capital spending to approximately $245 million, before acquisitions.  We took these actions because of continued economic weakness, higher pension costs, higher energy costs, business disruptions from severe winter weather in the eastern United States, and global political uncertainty.  We are reducing operating costs by freezing salaries, severely restricting hiring, reducing discretionary spending at all levels of the company, and eliminating about 700 job positions.  We will eliminate these positions by terminating approximately 550 employees and leaving vacant positions unfilled.  At June 30, 2003, we had terminated about 370 employees.

Under our severance policy, in first quarter 2003, we recorded a pretax charge of $10.1 million for employee-related costs in “Other (income) expense, net” in the Consolidated Statement of Loss.  We recorded these costs in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 112, Employers’ Accounting for Postemployment Benefits.  We recorded $9.2 million in Boise Office Solutions, $0.2 million in Boise Paper Solutions, and $0.7 million in our Corporate and Other segment.  Employee-related costs are primarily for severance payments, most of which will be paid in 2003 with the remainder in 2004.  This nonroutine item increased our net loss $6.1 million and diluted loss per share 11 cents for the three months ended March 31, 2003, and the six months ended June 30, 2003.

(4)           Second Quarter 2002 Nonroutine Item

In December 2001, we wrote down our 29% investment in IdentityNow by $54.3 million to its estimated fair value of $25 million and recorded $4.6 million of tax benefits associated with the write-down.  In May 2002, we sold all of the stock of our wholly owned subsidiary that held our investment in IdentityNow.  In second quarter 2002, we recorded a $23.6 million pretax loss related to this sale in our Corporate and Other segment and in “Other (income) expense, net” in the Statements of Income (Loss) for the three and six months ended June 30, 2002.  We also recorded $27.6 million of tax benefits associated with this sale and our previous write-down in “Income tax (provision) benefit.”  For the three and six months ended June 30, 2002, this transaction resulted in a net after-tax gain of $4 million, or 7 cents per basic and diluted share.

(5)           Cumulative Effect of Accounting Changes

Effective January 1, 2003, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, which affects the way we account for landfill closure costs.  This statement requires us to record an asset and a liability (discounted) for estimated closure and closed-site monitoring costs and to depreciate the asset over the landfill’s expected useful life.  Previously, we accrued for the closure costs over the life of the landfill and expensed monitoring costs as incurred.  On January 1, 2003, we recorded a one-time after-tax charge of $4.1 million, or 7 cents per share, as a cumulative-effect adjustment for the difference between the amounts recognized in our consolidated financial statements prior to the adoption of this statement and the amount recognized after adopting the provisions of SFAS No. 143.

Effective January 1, 2003, we adopted an accounting change for vendor allowances to comply with the guidelines issued by the Financial Accounting Standards Board’s (FASB) Emerging Issues Task Force (EITF) 02-16, Accounting by a Reseller for Cash Consideration Received From a Vendor.  Under EITF 02-16, consideration received from a vendor is presumed to be a reduction of the cost of the vendor’s products or services, unless it is for a specific incremental cost to sell the product.  As a result, for the three months ended March 31, and June 30, 2003, and the six months ended June 30, 2003, approximately $10 million, $11 million, and $21 million of vendor allowances reduced “Materials, labor, and other operating expenses” that would have previously been recognized primarily as a reduction of “Selling and distribution expenses.”  In accordance with the provisions of EITF 02-16, prior-period financial statements have not been reclassified to conform with the current year’s presentation.

In addition, under the new guidance, vendor allowances reside in inventory with the product and are recognized when the product is sold, changing the timing of our recognition of these items.  For the three months ended March 31, 2003, and the six months ended June 30, 2003, this change resulted in a one-time, noncash, after-tax charge of $4.7 million, or 8 cents per share.

(6)           Income Taxes

Our estimated tax benefit rate for the six months ended June 30, 2003, was 35.7%, compared with an effective tax benefit rate of 102.2% for the six months ended June 30, 2002.  Before the nonroutine items discussed in Notes 3 and 4 above, our estimated tax benefit rates for the six months ended June 30, 2003 and 2002, were 34% and 37.5%.  The difference between the estimated tax benefit rates, before nonroutine items, was due to the sensitivity of the rate to changing income levels and the mix of domestic and foreign sources of income.

(7)           Net Income (Loss) Per Common Share

Net income (loss) per common share was determined by dividing net income (loss), as adjusted, by applicable shares outstanding.  For all periods presented, the computation of diluted net income (loss) per share was antidilutive; therefore, amounts reported for basic and diluted income (loss) were the same.

	Three Months Ended
	June 30		March 31,
	2003	2002	2003
	(thousands, except per-share amounts)

Income (loss) before cumulative effect of accounting changes	$(3,934)	$3,243	$(18,743)
Preferred dividends (a)	(3,287)	(3,288)	(3,266)
Basic and diluted loss before cumulative effect of accounting changes	(7,221)	(45)	(22,009)
Cumulative effect of accounting changes, net of income tax	—	—	(8,803)
Basic and diluted loss	$(7,221)	$(45)	$(30,812)

Average shares used to determine basic income (loss) per common share	58,300	58,212	58,289

Basic and diluted income (loss) per common share before cumulative effect of accounting changes	$(0.12)	$0.00	$(0.38)
Cumulative effect of accounting changes	—	—	(0.15)
Basic and diluted income (loss) per common share	$(0.12)	$0.00	$(0.53)

	Six Months Ended June 30
	2003	2002
	(thousands, except per-share amounts)

Loss before cumulative effect of accounting changes	$(22,677)	$(3,377)
Preferred dividends (a)	(6,553)	(6,550)
Basic and diluted loss before cumulative effect of accounting changes	(29,230)	(9,927)
Cumulative effect of accounting changes, net of income tax	(8,803)	—
Basic and diluted loss	$(38,033)	$(9,927)

Average shares used to determine basic and diluted loss per common share	58,295	58,156

Basic and diluted loss per common share before cumulative effect of accounting changes	$(0.50)	$(0.17)
Cumulative effect of accounting changes	(0.15)	—
Basic and diluted loss per common share	$(0.65)	$(0.17)

(a)                                  The dividend attributable to our Series D Convertible Preferred Stock held by our ESOP (employee stock ownership plan) is net of a tax benefit.